Exhibit 99.1

For Immediate Release

SatCon Technology Finalizes $7.7 Million Financing Transaction

Cambridge, MA – November 3, 2003 – SatCon Technology Corporation® (Nasdaq: SATC) today reported that it closed a $7.7 million equity financing transaction on Friday, October 31st, after the stock market closed.  The Company intends to use the proceeds from the financing for general corporate purposes, including working capital for its business and the repayment of certain outstanding indebtedness.

Under the terms of the financing, the Company issued 1,535 shares of Series B Convertible Preferred Stock with a face value of $5,000 per share. Each share of Series B Preferred Stock converts into common stock at an initial conversion price of $2.50 per share. As part of the equity financing the Company also issued warrants to purchase 1,228,000 shares of common stock at an exercise price of $3.32 per share.  These warrants are exercisable for a five year term.

Please refer to the Company’s Form 8-K filing, which it intends to file shortly, for a complete description of the securities issued in the financing

Any securities offered to the investors will not be or have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of SatCon Technology Corporation.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “contemplates,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  Important factors which could cause actual results to differ materially are described in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2003 on file with the Securities and Exchange Commission and are incorporated herein by reference.

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CONTACT:

SatCon Technology Corporation (R)

Ralph Norwood, 617-661-0540

Chief Financial Officer

or

Aurelius Consulting Group

Dave Gentry, 407-644-4256

Investor Relations